August 29, 1996



The Board of Directors
HFS Incorporated
339 Jefferson Road
Parsippany, New Jersey  07054

                Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

           We are acting as special counsel to HFS Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the "Rules and Regulations"), of the number of shares
(the "Shares") of the Company's Common Stock, par value $0.01 per share
(the "Common Stock"), (i) determined on the date of issuance by dividing up to $236,070,000 by the average of the closing prices of the Common Stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding the third trading day prior to the date of the closing of the merger (the "Merger") of Avis Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, with and into Avis, Inc. ("Avis"), with Avis becoming a wholly owned subsidiary of the Company, in accordance with the Merger Agreement (as hereinafter defined), to be offered and sold from time to time by the Avis, Inc. Employee Stock Ownership Trust (the "Trust"), (ii) determined on the date of issuance by dividing up to $105,777,500 by the average of the closing prices of the Common Stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding the third trading day prior to the date of the closing of the Merger in accordance with the Stock Purchase Agreement (as hereafter defined), to be offered and sold from time to time by General Motors Corporation ("GM") and (iii) determined by (A) multiplying the number of outstanding






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The Board of Directors
HFS Incorporated
August 29, 1996
Page 2


"equivalent shares" under the Avis, Inc. Nonqualified Employee Stock Ownership Equivalent Plan (the "Plan") immediately prior to the Merger by $5.00, divided by (B) the average per share closing prices of the Common Stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding the third trading day prior to the effective time of the Merger, but not to exceed $22.5 million in Common Stock at such time, to be offered and sold from time to time by the holders (such holders, together with GM and the Trust, the "Selling Stockholders") of outstanding "equivalent shares" under the Plan who will receive shares of Common Stock in exchange for the "equivalent shares" pursuant to the Merger Agreement.

           This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Rules and Regulations promulgated.

           In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 relating to the Shares as filed with the Securities and Exchange Commission (the "Commission") on the date hereof (together with all exhibits thereto, the "Registration Statement"); (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect (the "Certificate of Incorporation"); (iii) the By-laws of the Company, as currently in effect (the "By-Laws"); (iv) the Agreement and Plan of Merger, dated as of August 23, 1996, by and between the Company, Avis Acquisition Corp., U.S. Trust Company of California, N.A., as Trustee of the Trust and Avis (the "Merger Agreement"); (v) the Stock Purchase Agreement, dated as of August 28, 1996 by and between the Company and GM (the "Stock Purchase Agreement"); (vi) a specimen of the share certificate used to evidence the Common Stock; and (vii) resolutions of the Company's Board of Directors relating to (A) the preparation of the Registration Statement and the registration of the Shares under the Securities Act and (B) the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or






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The Board of Directors
HFS Incorporated
August 29, 1996
Page 3


other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, conformed or reproduced copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

           Our opinion is subject to the assumption and qualification that each of the representations and warranties made by (i) Avis and the Trust that are contained in the Merger Agreement was true and correct as of the date of the Merger Agreement and will be true and correct as of the date of effectiveness of the Merger, pursuant to the Merger Agreement; and (ii) GM that are contained in the Stock Purchase Agreement was true and correct as the date of the Stock Purchase Agreement and will be true and correct as of the date of the closing pursuant to the Stock Purchase Agreement (the "Stock Purchase").

           Members of our Firm are admitted to the Bar in the States of Delaware and New York, and we do not express any opinion as to the laws of any other jurisdiction other than the laws of the United States of America to the extent referred to specifically herein. The Shares may be offered from time to time on a delayed or







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The Board of Directors
HFS Incorporated
August 29, 1996
Page 4

continuous basis, and this opinion is limited to the laws specified above, including the Rules and Regulations, as in effect on the date hereof.

           Based upon and subject to the foregoing, we are of the opinion that, assuming (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective; (ii) the Merger set forth in the Merger Agreement has become effective in accordance with the terms thereof and Delaware law; (iii) the Stock Purchase set forth in the Stock Purchase Agreement has been consummated in accordance with the terms thereof; and (iv) the certificates representing the Shares in the form of the specimen certificates examined by us are duly executed, countersigned, registered and delivered, the Shares, when issued to the Selling Stockholders upon the consummation of the Merger in accordance with the Merger Agreement and the Stock Purchase in accordance with the Stock Purchase Agreement, respectively, will be duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the use of the name of our firm in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                               Very truly yours,

                               Skadden, Arps, Slate, Meagher & Flom